[Exhibit (a)(2)]
Form of Election to Participate

OPTION EXCHANGE PROGRAM
ELECTION TO PARTICIPATE

PARTICIPATION INSTRUCTIONS:

On the attached form: (1) select the grants you elect to exchange, (2) sign the form, and (3) deliver it to Stock Administration in person, via interoffice mail, fax to (650) 230-5477, or by mail to Handspring, Inc., Stock Administration, 189 Bernardo Avenue, Mountain View, California 94043, as soon as possible, but in any event, before 9:00 PM, Pacific Time, on May 17, 2002.

YOU WILL RECEIVE CONFIRMATION OF RECEIPT FROM
HANDSPRING, INC. STOCK ADMINISTRATION WITHIN 72 HOURS OF RECEIPT.

     I am an employee of Handspring (“Handspring” or the “Company”). I have received and read the Offer to Exchange including the Summary Term Sheet. I understand that I may cancel any unexercised options under the Handspring, Inc. 1998 Equity Incentive Plan (the “1998 Plan”), the Handspring, Inc. 1999 Executive Equity Incentive Plan (the “1999 Plan”) and the Handspring, Inc. 2000 Equity Incentive Plan (the “2000 Plan” and, collectively with the 1998 Plan, the 1999 Plan and the 2000 Plan the “Plans”). I also understand that if I cancel any of these options, I must cancel all options granted to me on or after November 17, 2001, regardless of the exercise price. In return, I will be granted a new option(s) no earlier than the date that is six months and one day following the date the Company cancels the option(s) accepted for exchange (the “replacement grant date”), provided that I am still employed by the Company on that date. The number of shares granted in my new option(s) will be equal to the number of shares in the option(s) I elected to cancel, with adjustments for any stock splits, stock dividends and similar events. The exercise price of the new option(s) will be equal to the closing sale price of our common stock as reported on the Nasdaq National Market on the replacement grant date (or the last trading day before the replacement grant date, if the market for trading in our stock is closed on such date). I understand that, the new option(s) will retain any vesting through the date the Company cancels the option(s) and that vesting will be modified as explained in the Offer to Exchange.

     Unless I am subject to an employment contract that provides to the contrary, I understand that my employment with Handspring is on an at-will basis and that nothing in the Option Exchange Program modifies or changes that, and that if my employment with Handspring or one of its subsidiaries is terminated by me or Handspring voluntarily, involuntarily, or for any reason or no reason, before my new option(s) are granted, I will not have a right to any stock option(s) that were previously cancelled, and I will not have a right to the grant that I would have been eligible to receive on the replacement grant date or any other consideration in exchange for the cancelled option. I further understand that in the event of a change of control of Handspring occurring before the replacement grant date, it is possible that I will not receive replacement option(s), securities of the surviving corporation or other consideration in exchange for my cancelled option(s).

     I also understand that except for the exercise price, and the modified vesting schedule, the terms and conditions of the new option(s) will be substantially similar to the cancelled option(s).

     I further understand that I will not be eligible to receive any other stock option(s) until the replacement grant date.

     I recognize that, under certain circumstances stated in the Offer to Exchange, the Company may terminate or amend the Option Exchange Program and postpone its acceptance and cancellation of any option(s) elected for exchange. In such event, I understand that the option(s) delivered with this Election to Participate but not accepted for exchange will be returned to me.

Option Exchange Program	Handspring, Inc
Option Status	ID: 77-0490705
As of April 18, 2002	189 Bernardo Avenue
Mountain View, CA 94043-5203

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[ ]	I elect to participate as indicated below (please check only the option grants that you elect to exchange and cancel):

Option
	Number	Date	Plan	Type	Granted	Price	Exercised	Vested	Cancelled	Unvested	Outstanding	Exercisable

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Pursuant to the terms and subject to the conditions of the Offer to Exchange and this Election to Participate, I understand that if I choose to participate in the Option Exchange Program, options granted to me on or after October 17, 2001, regardless of their exercise price, will be cancelled even if I did not mark them above. I understand they will become null and void on the date the Company accepts my options for exchange.

I acknowledge that this election is entirely voluntary.

[ ]	I decline to participate in the Option Exchange Program

Please return your signed form to Handspring Stock Administration NO LATER THAN 9:00 p.m. Pacific Time on May 17, 2002.

I have read and understand the offer to exchange documents and the Election to Participate. I also acknowledge that I will be unable to revoke this Election to Participate after 9:00 p.m. Pacific Time on May 17, 2002.

Date	Signature